Exhibit 99.1

FOR IMMEDIATE RELEASE

Biotech Veteran Michael K. Handley Named CEO of Tivic Health Systems to Spearhead Strategic Expansion in Biopharma

SAN FRANCISCO, CA — March 4, 2026 — Tivic Health Systems, Inc. (Nasdaq: TIVC) (“Tivic” or the “Company”), a late-stage immunotherapeutics company, today announced that its Board of Directors has appointed Michael K. Handley as Chief Executive Officer of Tivic, effective immediately. Mr. Handley succeeds Jennifer Ernst, who has served as CEO since its founding in 2016 and is stepping down from the CEO role as the Company enters its next chapter. Ms. Ernst will continue to support the Company through this strategic transition.

The appointment of Mr. Handley marks a decisive shift in Tivic’s strategic direction as the Company aligns its leadership and resources toward the high-growth Biopharma sector. With an increased focus on late-stage immunotherapies and the launch of Tivic’s contract biomanufacturing subsidiary, Velocity Bioworks, Mr. Handley’s extensive background in life sciences and commercialization will be instrumental in navigating the Company’s next phase of growth.

Mr. Handley brings over two decades of executive leadership in the biopharmaceutical and medical device industries. His career is distinguished by his success in navigating complex regulatory landscapes and leading multiple high-value commercial launches. Notably, Mr. Handley has played a pivotal role in the US approval and commercialization of seventeen products, generating billions of dollars in revenue and providing life-altering treatments for tens of thousands of patients. His foundational expertise was developed at world-renowned organizations, including Amgen and Genentech.

A visionary leader, Mr. Handley is a passionate advocate for the development of innovative immunotherapies that utilize immune modulation as a cornerstone for disease mitigation and correction.

“Michael is a proven leader with an exceptional track record of building and scaling high-growth life sciences companies,” said Sheryle Bolton, Chair of the Board of Tivic Health Systems. “As we transition toward late-stage immunotherapies and broader biopharma opportunities, his strategic vision and operational depth will be indispensable. On behalf of the Board, we extend our sincere appreciation to Jennifer Ernst for her dedicated leadership and meaningful contributions in positioning Tivic for its next phase of growth.”

“I am honored to lead Tivic at this pivotal juncture,” said Michael K. Handley, Chief Executive Officer. “We are entering a transformative new era for the Company, focused on high-growth biopharma opportunities and late-stage assets, such as Entolimod. By leveraging our foundational strengths and integrating advanced biomanufacturing through Velocity Bioworks, we are positioned to deliver profound value to patients and stakeholders alike.”

“I am incredibly proud of what we’ve accomplished together in transforming this company and positioning it for growth,” said Jennifer Ernst. “It has been an honor to lead such a talented team, and I look forward to watching the company continue to grow, innovate, and make an impact in the years ahead.”

About Tivic Health Systems, Inc.

Tivic is a late-stage immunotherapeutics company whose lead drug candidate, Entolimod™ to treat ARS, is in late-stage development. Entolimod™ is a TLR5 agonist that activates an innate immune pathway to prevent cell death in the bone marrow and epithelial tissues across systems impacted by radiation and age. Tivic’s pipeline includes Entolimod™ to treat Neutropenia, and lymphocyte exhaustion, as well as Entolasta™, an immunologically optimized variant of Entolimod for chronic applications.

Tivic’s wholly owned subsidiary, Velocity Bioworks, is a full-service CDMO based in San Antonio, Texas. Tivic also leverages Velocity Bioworks’ manufacturing capabilities to advance its own drug pipeline with the expected benefits of lower costs, accelerated manufacturing outcomes and supply chain security. To learn more about Tivic, visit: https://tivichealth.com/

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About Entolimod

Entolimod is a novel Toll-like Receptor 5 (TLR5) agonist that triggers NF-kappaB pathway signaling, activating anti-apoptotic and cell protective mechanisms. Entolimod for Acute Radiation Syndrome (ARS) has been the subject of extensive trials under the FDA’s Animal Rule and, in animal models, has demonstrated robust survival rates, enhanced gastrointestinal tract recovery, and improved hematopoiesis. To see the complete Tivic pipeline visit: https://tivichealth.com/pipeline/

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim, “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including as a result of the company’s interactions with and guidance from the FDA and other regulatory authorities; the continued interest of BARDA and other U.S. government agencies in Entolimod; the ability of the company to achieve the expected benefits from the acquisition of development and manufacturing assets within expected time frames or at all; changes to the company’s relationship with its partners; expectations regarding the potential benefits of the leadership transition; failure to obtain FDA or similar clearances or approvals and noncompliance with FDA or similar regulations; the company’s future development of Entolimod, Entolasta or its previously developed bioelectronic platform; changes to the company’s business strategy; timing and success of clinical trials and study results; regulatory requirements and pathways for approval; the company’s ability to successfully commercialize its product candidates in the future; changes in the markets and industries in which the company does business; consummation of any strategic transactions; the company’s need for, and ability to secure when needed, additional working capital; the company’s ability to maintain its Nasdaq listing; and changes in tariffs, inflation, legal, regulatory, political and economic risks. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 21, 2025, under the heading “Risk Factors”, as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and the company undertakes no duty to update such information except as required by applicable law.

Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Media Contact:
DJ Freyman
DJ@fastrackPR.com

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